Exhibit 99.(d)(v)

CALAMOS ETF TRUST

December 12, 2023

Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

Re:	Investment Advisory Agreement

This letter confirms that effective December 12, 2023, Calamos ETF Trust (the “Trust”) and Calamos Advisors LLC (“CAL”) have mutually agreed that Schedule A and Exhibit A to the Investment Advisory Agreement between the Trust and CAL dated September 1, 2023, have each been amended and replaced by Schedule A and Exhibit A, respectively, attached hereto.

Please sign below to confirm our mutual agreement.

Very truly yours,

CALAMOS ETF TRUST

By	/s/ Erik D. Ojala
Name: Erik D. Ojala
Title: Vice President and Secretary

Amended Schedule A and Exhibit A attached hereto, accepted this 21st day of December, 2023.

CALAMOS ADVISORS LLC

By	/s/ Tom Herman
Name: Thomas E. Herman
Title: Chief Financial Officer

SCHEDULE A TO

INVESTMENT ADVISORY AGREEMENT

Calamos Convertible Equity Alternative ETF

Calamos CEF Income & Arbitrage ETF

Calamos Alternative Nasdaq & Bond ETF

EXHIBIT A TO

INVESTMENT ADVISORY AGREEMENT

Calamos Convertible Equity Alternative ETF

The Trust shall pay the Advisor a management fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of the Calamos Convertible Equity Alternative ETF at an annual rate of 0.69%.

Calamos CEF Income & Arbitrage ETF

The Trust shall pay the Advisor a management fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of the Calamos CEF Income & Arbitrage ETF at an annual rate of 0.74%.

Calamos Alternative Nasdaq & Bond ETF

The Trust shall pay the Advisor a management fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of the Calamos Alternative Nasdaq & Bond ETF at an annual rate of 0.77%.